Exhibit 5.1

[LATHAM & WATKINS LLP LETTERHEAD]

May 17, 2004

CNET Networks, Inc.

235 Second Street

San Francisco, CA 94105

Re:	CNET Networks, Inc. Registration Statement on Form S-3; $125,000,000 Aggregate Principal Amount of 0.75% Convertible Senior Notes Due 2024 and up to 8,333,337 Shares of Common Stock Issuable upon Conversion thereof

Ladies and Gentlemen:

In connection with the registration by CNET Networks, Inc., a Delaware corporation (the “Company”), under the Securities Act of 1933, as amended, on Form S-3 filed with the Securities and Exchange Commission on May 17, 2004, (the “Registration Statement”), of the resale of $125,000,000 aggregate principal amount of 0.75% Convertible Senior Notes Due 2024 (the “Notes”), issued under an Indenture dated as of April 27, 2004 (the “Indenture”) between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), and up to 8,333,337 shares of common stock of the Company, par value $0.0001 per share, initially issuable upon conversion of the Notes (the “Shares”), you have requested our opinion set forth below.

In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken by the Company in connection with the authorization of the Indenture, the Notes and the Shares and the issuance of the Notes and the Shares. In addition, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.

We are opining herein as to the effect on the subject transaction only of the internal laws of the State of New York and the general corporation law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof:

(1) The Indenture has been duly authorized by all necessary corporate action of the Company, has been duly executed and delivered by the Company, and is a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(2) The Notes have been duly authorized by all necessary corporate action of the Company and are legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

(3) The Shares have been duly authorized by all necessary corporate action of the Company, and when issued upon conversion of the Notes in accordance with the terms of the Indenture and the Notes, will be validly issued, fully paid and nonassessable.

The opinions rendered in paragraphs 1 and 2 above relating to the enforceability of the Indenture and the Notes, respectively, are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefor may be brought; (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; (iv) we express no opinion concerning the enforceability of the waiver of rights or defenses contained in Section 6.07 of the Indenture; and (v) the unenforceability of any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy.

With your consent, we have assumed for purposes of this opinion that (i) each of the parties to the Indenture and the Notes (collectively the “Operative Documents”) other than the Company (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (b) has the requisite power and authority to execute and deliver and to perform its obligations under each of the Operative Documents to which it is a party; and (c) has duly authorized, executed and delivered each such Operative Document; (ii) with respect to each of the parties to the Operative Documents other than the Company, each Operative Document to which it is a party constitutes its legally valid and binding agreement, enforceable against it in accordance with its terms; and (iii) the Trustee is in compliance, generally and with respect to acting as trustee under the Indenture, with all applicable laws and regulations. We express no opinion as to any state or federal laws or regulations applicable to the subject transaction because of the nature or extent of the business of any parties to the Operative Documents.

We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Validity of the Securities” in the prospectus contained therein.

Very truly yours,

/s/ LATHAM & WATKINS LLP